Exhibit 10.13

Mylan Laboratories Inc.
Arrangements for Director Compensation
In Effect as of February 9, 2005

In accordance with guidance provided by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) in late November 2004, Mylan Laboratories Inc. (the “Company”) is providing a written description of the oral compensation arrangements that the Company currently has with its Board of Directors (“Board”), which the SEC may deem to be material definitive agreements with the directors.

Effective as of July 30, 2004, non-employee directors receive $50,000 per year in cash compensation for their service on the Board. Prior to July 30, 2004, the annual retainer paid to such persons was $36,000, as disclosed in the Company’s Proxy Statement for its 2004 Annual Meeting of Shareholders (the “2004 Proxy Statement”). In addition, Milan Puskar receives an additional $200,000 per year for his service as Chairman (as disclosed in the 2004 Proxy Statement). Non-employee directors are also reimbursed for actual expenses relating to meeting attendance and, at the discretion of the full Board, are eligible to receive stock options or other awards under the Company’s 2003 Long-Term Incentive Plan (each as disclosed in the 2004 Proxy Statement). In July 2004, an immediately-exercisable option to purchase 10,000 shares of common stock, at an exercise price of $14.82 per share, was awarded to each of the non-employee directors, as reported in the applicable Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Directors who are also employees of the Company do not receive any consideration for their service on the Board.

On February 9, 2005, the Board approved the following arrangements:

•	Effective February 10, 2005, non-employee directors (other than Mr. Puskar) will receive fees for each Board meeting they attend (other than any Board meeting held primarily to consider board compensation matters). The fee is $1,500 for each meeting attended in person and $1,000 for each meeting attended by phone.

•	Effective February 10, 2005, non-employee directors will receive fees for each Board Committee meeting they attend (other than: (i) Committee meetings held in conjunction with Board meetings; (ii) any Committee meetings held primarily to consider board compensation matters; and (iii) meetings of the Finance Committee or of the Executive Committee). The fee is $750 for each meeting attended in person and $500 for each meeting attended by phone.

•	Effective January 1, 2005, the Chairperson of the Audit Committee will receive an additional fee of $10,000 per year.

•	Effective January 1, 2005, the Chairpersons of the Compensation Committee, the Governance and Nominating Committee, and the Compliance Committee each will receive an additional fee of $5,000 per year.